EXHIBIT 10(h)

                            EMPLOYMENT AGREEMENT



       THIS EMPLOYMENT AGREEMENT ("Employment Agreement") is entered into as of this 8th day of July, 1997, by and between McDonald's Corporation, a Delaware corporation ("Employer") and Edward H. Rensi ("Employee").

       WHEREAS, Employee and Employer desire to enter into this Employment Agreement pertaining to the remaining terms of Employee's employment by Employer;

       NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

  1. Employment. Employer hereby agrees to continue employing Employee, and Employee hereby accepts such continued employment by Employer, upon the terms and conditions herein set forth until August 1, 1998. The primary place of employment shall be at Employer's principal office, located in Oak Brook, Illinois. Employee hereby voluntarily resigns his employment with Employer effective August 1, 1998.

  2. Duties. Employee has relinquished the title of President and his position as an officer of the Employer. Employee will serve as an internal consultant to help finalize the development of a new production system. Employee shall remain a member of Employer's Board of Directors until Employer's 1998 annual meeting, at which time Employee agrees to resign this position.

  3. Base Salary. Employer shall pay to Employee for all remaining services to be performed by Employee during Employee's active employment hereunder an annualized Base Salary of $790,000, payable in substantially equal bi-monthly payments of approximately $32,917 minus taxes and other deductions, until August 1, 1998.

  4. Bonus. Employer shall pay Employee a bonus, on or about January 3, 1998, of $325,000, minus taxes and other deductions.

  5. Profit Sharing. Employee shall receive a profit sharing contribution at the same rate as other employees for 1997 and 1998, based upon his qualified earnings during those respective years and consistent with Employer's Profit Sharing Plan.

  6. Termination. Upon Employee's August 1, 1998, termination of employment with Employer, Employee shall have the right to exercise the following categories of stock options as of his termination date and for five years thereafter: a) all options exercisable as of Employee's termination date; and b) all options that will become exercisable within five years following Employee's termination date.

  7. Insurance Benefits. Employee's group health insurance benefits shall continue, subject to all applicable conditions, until August 30, 1998. Upon termination of employment, Employee may exercise his rights for continuation of group health coverage under COBRA S4980(B) of the Internal Revenue Code of 1986, as amended, and upon expiration of such rights Employee will be permitted to purchase, at his own expense, Employer's retiree health insurance policy subject to all terms and conditions of that policy, as amended from time to time, provided that such retiree policy continues to be offered by Employer.

  8. Stock Option Grants.   Employee shall  receive no stock  option grants
     from the signing of this agreement onward.

  9. Car. At the time of Employee's termination, he will have the option to purchase his company car, as is, at a price to be determined at Employer's sole discretion.


       IN WITNESS WHEREOF, Employee has hereunto set his hand, and Employer has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

                           McDONALD'S CORPORATION

                           By: /s/ Stanley R. Stein
                               --------------------------------
                           Title:  Executive Vice President


                           /s/ Edward H. Rensi
                           ------------------------------------
                           Edward H. Rensi